Exhibit 10.1

SHARE PURCHASE AGREEMENT

For a Further Additional 4% of PredicXion Group Limited

Date: 18 June 2026

Parties

This Share Purchase Agreement (the “Agreement”) is made by and among:

1. PredicXion Group Limited, a company organised under the laws of the British Virgin Islands, with registered address at Aegis Chambers, 1st floor, Ellen Skelton Building, 3076 Sir Francis Drake’s Highway, Road Town, Tortola, VG1110, British Virgin Islands (the “Company”);

2. NewGenIVF Group Limited, a British Virgin Islands incorporated company, with registered address at 1/F, Pier 2, Central, Hong Kong (the “Buyer”); and

3. The shareholders of the Company listed in Schedule A (each a “Seller” and collectively, the “Sellers”). Each of the Company, Buyer and the Sellers is referred to as a “Party” and collectively as the “Parties”.

Recitals

(A) The Buyer has previously agreed to acquire an initial equity interest in the Company, including an additional 4% equity interest under the Original SPA.

(B) As of the date of this Agreement, US$1,700,000 remains outstanding under the Original SPA. Buyer agrees to pay US$700,000 on or before 18 June 2026, leaving US$1,000,000 payable on or before 31 August 2026.

(C) Buyer wishes to acquire, and the Sellers wish to sell, a further additional 4% equity interest in the Company on the terms set out in this Agreement. Upon completion of the Original SPA and this Agreement, Buyer shall hold an aggregate 10% equity interest in the Company based on an implied Company valuation of US$100,000,000.

(D) This Agreement is intended to be the sole binding agreement governing the sale and purchase of the Further Additional Shares. Any prior heads of agreement, term sheet, memorandum, understanding, discussion, email, draft or other arrangement relating to the Further Additional Shares is superseded in full and has no continuing legal effect, except for accrued payment, issuance or delivery obligations expressly restated in this Agreement.

1. Definitions and Interpretation

“Additional Original SPA Payment” means US$700,000 payable by Buyer on or before 18 June 2026 toward the outstanding balance under the Original SPA.

“Balance Cash Payment” means US$1,900,000 in immediately available funds, payable in cash, stablecoin or other cryptocurrency acceptable to the Sellers, to the Sellers on or before the Initial Deadline.

“Business Day” means a day other than a Saturday, Sunday or public holiday on which banks are open for general business in the British Virgin Islands, Singapore and Hong Kong.

“Buyer Default Event” means Buyer fails to deliver either (i) the First Outstanding Balance by 31 August 2026 or (ii) the Balance Cash Payment by the Initial Deadline, after the applicable Buyer closing conditions in Clause 5.2 have been satisfied or waived, other than conditions that by their nature are to be satisfied at Closing, and provided that neither the Company nor the Sellers are then in material breach of their Closing delivery obligations.

“Closing” means completion of the sale and purchase of the Further Additional Shares in accordance with Clause 4.

“Closing Date” means the date on which Closing occurs, which shall be within two Business Days after the Sellers receive the Balance Cash Payment, unless the Sellers agree otherwise in writing.

“Consideration Shares” means 1,500,000 Class A ordinary shares of Buyer issued or to be issued to the Sellers or their nominees under this Agreement, having an agreed transaction value of US$2,000,000.

“First Outstanding Balance” means US$1,000,000 remaining payable under the Original SPA after receipt of the Additional Original SPA Payment, payable on or before 31 August 2026.

“Further Additional Shares” means an aggregate of 4% of the fully diluted equity of the Company, allocated among the Sellers as set out in Schedule A.

“Immediate Cash Deposit” means US$100,000 in cash, stablecoin or other cryptocurrency paid or to be paid by Buyer to the Sellers under this Agreement.

“Initial Deadline” means 30 September 2026.

“Minimum Price” means the lower of (i) the Nasdaq official closing price on the trading day immediately preceding the relevant reference date, and (ii) the average Nasdaq official closing price for the five trading days immediately preceding such reference date.

“Original SPA” means the prior share purchase agreement(s) between the relevant parties in respect of Buyer’s existing investment in the Company, including the additional 4% equity interest for which US$1,700,000 remains outstanding as of the date of this Agreement.

“Seller Dedicated Wallet” means the digital asset wallet address, or wallet addresses, designated in writing by the Sellers for receipt of the cash, stablecoin or digital asset portion of the Balance Cash Payment.

In this Agreement, references to clauses and schedules are to clauses and schedules of this Agreement. Headings are for convenience only and do not affect interpretation. The word “including” means “including without limitation”.

2. Sale and Purchase

2.1 Each Seller sells, and Buyer purchases, the number of Further Additional Shares set opposite its name in Schedule A, free and clear of all liens, claims and encumbrances, subject to and in accordance with this Agreement.

2.2 Buyer acknowledges that the Further Additional Shares represent a further additional 4% equity interest in the Company only. No other equity, warrant, option, board nomination right, agency right, exclusivity right, revenue participation right, veto right, information right, anti-dilution right, redemption right or other special right is granted except as expressly stated in this Agreement or the Original SPA.

2.3 Time is of the essence for Buyer’s payment obligations under this Agreement and the Original SPA.

2.4 The Sellers are not required to transfer or register the Further Additional Shares until the Balance Cash Payment and the First Outstanding Balance have been received in full, unless otherwise agreed by the Sellers in writing.

3. Consideration

3.1 The total consideration for the Further Additional Shares is US$4,000,000, payable as follows:

Component	Amount	Status / Timing
Immediate Cash Deposit	US$100,000	Non-refundable once received, except in the case of Seller Default under Clause 8.2.
Consideration Shares	1,500,000 Class A ordinary shares of Buyer, agreed transaction value US$2,000,000	Issued or to be issued to the Sellers or their nominees as part of the consideration.
Balance Cash Payment	US$1,900,000	Payable on or before the Initial Deadline.

3.2 Buyer shall separately pay the Additional Original SPA Payment on or before 18 June 2026. Such payment shall reduce the outstanding balance under the Original SPA to US$1,000,000, payable on or before 31 August 2026. The Additional Original SPA Payment shall not be credited against the consideration payable under this Agreement.

3.3 Buyer confirms that the Consideration Shares have been validly issued, or will be validly issued, at a price of US$1.3333 per share, which Buyer represents is not lower than the applicable Minimum Price and does not require shareholder approval under applicable Nasdaq rules.

3.4 All payments shall be made free and clear of, and without deduction or withholding for, any bank charges, gas fees, taxes, set-off, counterclaim or other deductions, unless required by law. Any such required deduction shall be grossed up by Buyer so that the Sellers receive the full amount that would have been received absent such deduction.

3.5 The Immediate Cash Deposit and Consideration Shares are not financing or diligence deposits and shall not be refundable merely because Buyer changes its investment decision, fails to obtain internal or external financing, experiences a decline in share price or market value, or wishes to renegotiate the terms of this Agreement.

4. Closing

4.1 Closing shall take place remotely by exchange of documents, signatures and payment confirmations on the Closing Date.

4.2 Deliveries by Sellers and Company. At or prior to Closing, the Sellers and the Company shall deliver, or procure delivery of:

●	Duly executed transfer forms and share certificates, or equivalent evidence of title, for the Further Additional Shares;

●	Certified copies of resolutions of the Company’s board and, if applicable, shareholders approving the transaction;

●	An updated register of members or equivalent evidence reflecting Buyer as holder of the Further Additional Shares, subject to receipt of the Balance Cash Payment and First Outstanding Balance;

●	A certificate of the Company confirming that the Closing Conditions have been satisfied or waived.

4.3 Deliveries by Buyer. At or prior to Closing, Buyer shall deliver:

●	The Balance Cash Payment by verified on-chain transfer to the Seller Dedicated Wallet, or by such other payment method as the Sellers may expressly agree in writing;

●	Evidence reasonably satisfactory to the Sellers that the Consideration Shares have been validly issued, fully paid, non-assessable and recorded in the relevant register or transfer agent records in the name of the Sellers or their nominees;

●	Certified copies of Buyer board approvals and any other corporate approvals required for the transaction and the issuance of the Consideration Shares;

●	Evidence that the First Outstanding Balance has been paid in full, unless waived by the Sellers in writing.

4.4 The Sellers are not required to transfer or register the Further Additional Shares until the Balance Cash Payment and First Outstanding Balance have been received in full in cleared or confirmed on-chain funds.

5. Closing Conditions

5.1 The obligations of the Sellers and the Company to complete Closing are subject to satisfaction or written waiver by the Sellers of the following conditions:

●	Buyer has delivered the Immediate Cash Deposit, the Consideration Shares and the Balance Cash Payment in accordance with this Agreement;

●	Buyer has paid the Additional Original SPA Payment and the First Outstanding Balance in accordance with this Agreement and the Original SPA, unless waived by the Sellers in writing;

●	Buyer’s representations and warranties are true and not misleading in all material respects at signing and Closing;

●	Buyer has obtained all corporate, regulatory, Nasdaq, SEC and third-party approvals required for entry into, performance of and payment under this Agreement, including issuance of the Consideration Shares, if any;

●	No trading suspension, delisting determination, shareholder approval requirement, injunction, regulatory restriction or other event exists that would materially impair the value, validity, issuance, receipt, ownership or transferability of the Consideration Shares.

5.2 The obligations of Buyer to complete Closing are limited to the following conditions, each of which shall be interpreted narrowly:

●	The Sellers have authority and title to transfer the Further Additional Shares;

●	The Company has obtained necessary corporate approvals to recognise the transfer of the Further Additional Shares;

●	All pre-emptive rights of existing shareholders of the Company with respect to the Further Additional Shares have been waived or are not applicable;

●	There is no court order or specific regulatory prohibition that legally prevents the transfer of the Further Additional Shares.

5.3 Buyer’s confirmatory due diligence is limited to corporate authority, capitalisation, ownership of the Further Additional Shares and material legal restrictions that would prevent Closing. Buyer shall be deemed to have completed and satisfied its due diligence condition unless it delivers a written notice specifying in reasonable detail any material uncured legal impediment within five Business Days after receipt of the Company’s due diligence materials. Buyer may not refuse to close on the basis of valuation, market conditions, business plan, product roadmap, regulatory developments generally affecting the industry, or matters disclosed to Buyer before signing.

5.4 Buyer confirms that its obligation to pay the Balance Cash Payment is not subject to financing, fundraising, share price, market capitalisation, board composition, public announcement, third-party investor consent, analyst coverage, investor relations outcome, or any condition not expressly set out in this Agreement.

6. Representations and Warranties

6.1 By each Seller

Each Seller severally, and not jointly, represents and warrants solely with respect to itself and the shares sold by it that:

●	such Seller has good and marketable title to its portion of the Further Additional Shares, free of all liens;

●	such Seller has full power and authority to enter into this Agreement and to transfer its portion of the Further Additional Shares;

●	no consent or approval is required for such transfer, except as disclosed to Buyer in writing or obtained before Closing;

●	if such Seller receives any Consideration Shares, such Seller is a sophisticated investor for the purpose of US securities laws and is not acquiring the Consideration Shares on behalf of, or for the account or benefit of, any US person as defined in Regulation S under the Securities Act.

6.2 By the Company

The Company represents and warrants that:

●	it is duly organised and validly existing under BVI law;

●	its authorised and outstanding share capital is as set out in Schedule B;

●	to the Company’s knowledge, except as disclosed to Buyer in writing, there are no pending litigation proceedings or material regulatory orders specifically against the Company that would legally prevent Closing;

●	if the Company receives any Consideration Shares, the Company is a sophisticated investor for the purpose of US securities laws and is not acquiring the Consideration Shares on behalf of, or for the account or benefit of, any US person as defined in Regulation S under the Securities Act.

6.3 By Buyer

Buyer represents and warrants that:

●	it is duly organised and validly existing under BVI law and has full power and authority to enter into and perform this Agreement;

●	it is a Foreign Private Issuer listed on Nasdaq under the symbol “NIVF”;

●	the execution and performance of this Agreement and the issuance of the Consideration Shares have been duly authorised and do not require further shareholder approval;

●	the Consideration Shares have been, or at issuance will be, validly issued, fully paid, non-assessable, free of liens created by Buyer, and issued in compliance with applicable securities laws, Nasdaq rules, Buyer’s constitutional documents and all existing financing agreements;

●	Buyer’s SEC filings are current in all material respects and Buyer is in compliance with applicable Nasdaq listing standards, except as expressly disclosed in writing to the Company before signing;

●	Buyer has sufficient cash, cash equivalents or committed funding to pay the Balance Cash Payment and First Outstanding Balance when due and acknowledges that lack of financing is not a defence to non-payment;

●	Buyer has not relied on any representation, warranty, projection, forecast, valuation, business plan, public-market pathway, listing expectation, token, licensing outcome, regulatory outcome, product launch timing, user metric, celebrity or entertainment collaboration, or other statement not expressly set out in this Agreement;

●	Buyer acknowledges that the default payment, non-refundable consideration and remedies in Clause 8 are commercially reasonable, negotiated between sophisticated parties, and reflect the risk allocation agreed under this Agreement.

7. Covenants

7.1 Buyer shall cooperate promptly and in good faith to complete Closing and shall not take any action intended to delay, frustrate, unwind or impair the transactions contemplated by this Agreement.

7.2 The Initial Deadline may be extended only by mutual written consent of Buyer and the Sellers or the Company. Any extension must be evidenced by a written instrument signed by Buyer and the Sellers or the Company. If extended, Buyer shall pay the Balance Cash Payment on or before the extended deadline.

7.3 To the extent any portion of the consideration is separately contributed, advanced or assigned to the Company, such funds shall be used by the Company as working capital for expansion of the K25.ai platform in the Asia-Pacific region, subject to the Company’s board-approved budget and business plan.

7.4 Buyer shall not make any public announcement, press release, filing or disclosure regarding this Agreement, the Company, K25.ai or the Sellers without the Company’s prior written consent, except to the extent required by applicable law or Nasdaq or SEC rules. Where disclosure is required, Buyer shall consult with the Company in advance and use reasonable efforts to limit the disclosure to the minimum legally required content.

7.5 The Parties shall keep this Agreement and all non-public information received in connection with it confidential, except as required by law, regulation, court order, Nasdaq or SEC rules, or to professional advisers who are bound by confidentiality obligations.

7.6 Buyer shall not assign, transfer or delegate any right or obligation under this Agreement without the prior written consent of the Company and the Sellers. Any purported assignment without such consent shall be void.

7.7 Each Party shall execute and deliver such further documents and take such further actions as may be reasonably required to give effect to this Agreement.

8. Default and Remedies

8.1 Buyer Default and 100% Default Payment

If Buyer fails to deliver either (i) the First Outstanding Balance to the Sellers by 31 August 2026 or (ii) the Balance Cash Payment to the Sellers by the Initial Deadline, and the applicable Buyer closing conditions in Clause 5.2 have been satisfied or waived other than conditions that by their nature are to be satisfied at Closing, such failure shall constitute a Buyer Default Event.

Upon the occurrence of a Buyer Default Event:

●	Buyer shall be deemed to have forfeited the transaction and shall have no right to receive any Further Additional Shares;

●	the Immediate Cash Deposit shall be forfeited to the Sellers and shall be non-refundable;

●	the Consideration Shares shall remain the property of the Sellers or their nominees and Buyer shall not seek cancellation, rescission, reversal, clawback, transfer restriction, injunction or similar relief in respect of such shares;

●	Buyer shall, within three Business Days after written demand by the Sellers, pay to the Sellers an additional amount equal to 100% of the missed payment amount as agreed liquidated damages for Buyer’s failure to complete, being (i) US$1,000,000 if Buyer fails to pay the First Outstanding Balance by 31 August 2026, and/or (ii) US$1,900,000 if Buyer fails to pay the Balance Cash Payment by the Initial Deadline;

●	the Parties acknowledge that the 100% default payment, together with the Sellers’ right to retain the Immediate Cash Deposit and Consideration Shares to the maximum extent enforceable by law, is a genuine pre-estimate of loss and a commercially reasonable allocation of risk between sophisticated parties, having regard to lost transaction certainty, lost opportunity cost, market risk, reputational risk, legal and advisory costs, and strategic delay, and is not intended to operate as a penalty;

●	if retention of any Consideration Shares is restricted, cancelled, voided or otherwise not legally effective for any reason caused by Buyer, Buyer shall pay the Sellers the agreed transaction value of such affected shares in cash as a debt due and payable on demand, without prejudice to the 100% default payment;

●	the Sellers may pursue debt recovery, specific performance of payment obligations, injunctive relief and any other remedies available at law or in equity, without any obligation to mitigate by seeking another buyer for the Further Additional Shares.

8.2 Seller Default

If the Sellers receive all consideration and amounts payable under this Agreement and the Original SPA in full, including the Immediate Cash Deposit, the Consideration Shares, the Balance Cash Payment, the Additional Original SPA Payment and the First Outstanding Balance, and the Buyer has otherwise complied in all material respects with this Agreement, and the Sellers then fail to transfer the Further Additional Shares within 10 Business Days after receipt of all such amounts and required Buyer deliverables, Buyer shall be entitled to specific performance. No delay or failure caused by Buyer, Buyer’s transfer agent, registrar, custodian, regulatory restriction, incomplete Buyer deliverables, or any matter outside the Sellers’ reasonable control shall constitute Seller Default. If specific performance is finally determined to be unavailable due solely to Seller default, Buyer may terminate this Agreement and receive return of the Balance Cash Payment and, to the extent actually received and retained by the Sellers, the Immediate Cash Deposit and Consideration Shares or their cash-equivalent value. Buyer shall not be entitled to consequential, indirect, punitive, special or loss-of-profit damages.

8.3 Remedies Cumulative

Except as expressly provided otherwise, the rights and remedies in this Agreement are cumulative and not exclusive.

9. Termination

9.1 This Agreement may be terminated:

●	by mutual written consent of Buyer and the Company or the Sellers;

●	by the Sellers if a Buyer Default Event occurs;

●	by Buyer only if the Sellers fail to transfer the Further Additional Shares within 10 Business Days after receipt in full of the Balance Cash Payment and First Outstanding Balance and Buyer is not in breach of this Agreement;

●	automatically upon Closing.

9.2 Termination shall not affect accrued rights, payment obligations, liquidated damages, confidentiality obligations, dispute resolution, costs, fraud, wilful misconduct, indemnities, remedies, or any provision intended to survive termination.

10. Governing Law and Dispute Resolution

10.1 This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the British Virgin Islands.

10.2 Any dispute arising out of or relating to this Agreement shall be finally resolved by arbitration administered by the BVI International Arbitration Centre under the BVI Arbitration Rules. The number of arbitrators shall be one. The seat of arbitration shall be the British Virgin Islands. The language of the arbitration shall be English.

10.3 Nothing in this Clause prevents any Party from seeking urgent interim or injunctive relief from any court of competent jurisdiction.

11. Notices

Any notice under this Agreement shall be in writing and delivered by email, courier or personal delivery to the addresses or email addresses notified by the relevant Party in writing. Notices by email shall be deemed received when sent, provided that no bounce-back or delivery failure notice is received. Each Party shall promptly notify the others of any change to its notice details.

12. Miscellaneous

12.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties in relation to the sale and purchase of the Further Additional Shares and supersedes all prior agreements, heads of agreement, term sheets, drafts, discussions, understandings, emails and arrangements relating to the Further Additional Shares. No prior document or communication shall have any legal effect except to the extent expressly restated in this Agreement.

12.2 Amendments. Any amendment, waiver or consent must be in writing and signed by the Party against whom enforcement is sought.

12.3 Counterparts and Electronic Signatures. This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together constitute one instrument.

12.4 Severability. If any provision is held to be invalid or unenforceable, the remaining provisions shall remain in full force, and the invalid or unenforceable provision shall be replaced by a valid and enforceable provision that most closely reflects the Parties’ original commercial intent.

12.5 Costs. Each Party shall bear its own costs unless otherwise provided in this Agreement, except that the prevailing Party in any enforcement action shall be entitled to recover reasonable legal fees, arbitration costs and enforcement costs.

12.6 Taxes. Buyer shall be responsible for any stamp duty, transfer tax, issuance tax, withholding tax or similar tax arising from its purchase of the Further Additional Shares or issuance of the Consideration Shares, other than taxes imposed on the Sellers’ net income.

12.7 No Partnership. Nothing in this Agreement creates a partnership, joint venture, fiduciary relationship or agency between the Parties.

12.8 Third Party Rights. A person who is not a Party has no right to enforce any term of this Agreement, except that a Seller nominee receiving Consideration Shares may enforce provisions relating to those shares.

Execution

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

PredicXion Group Limited

By:	/s/ Kong Yiu CHEUNG
Name:	Kong Yiu CHEUNG
Title:	CEO

NewGenIVF Group Limited

By:	/s/ Alfred Siu
Name:	Alfred Siu
Title:	CEO

Sellers (as per Schedule A)

By:	/s/ Kong Yiu CHEUNG
Name:	Kong Yiu CHEUNG
Title:	CEO

Schedule A - Sellers and Allocation of Further Additional Shares (4%)

Seller Name	Shares Sold under this Agreement
Kong Yiu CHEUNG (Andy Cheung)	100% of the 4% Further Additional Shares

Schedule B - Capitalisation of the Company

Upon completion of all obligated payments under the Original SPA and this Agreement, and upon successful Closing, Buyer shall hold an aggregate 10% equity interest in the Company. The Company’s cap table and register of members shall be fully updated concurrently with Closing to reflect the transactions completed as of Closing.

Schedule C - Payment Summary

Payment	Amount		Deadline	Treatment
Additional Original SPA Payment	US$	700,000	18 June 2026	Toward Original SPA outstanding balance.
First Outstanding Balance	US$	1,000,000	31 August 2026	Remaining balance under Original SPA.
Immediate Cash Deposit	US$	100,000	18 June 2026	Deposit for Further Additional Shares; non-refundable except Seller Default.
Balance Cash Payment	US$	1,900,000	30 September 2026	Balance for Further Additional Shares.